LIST OF SUBSIDIARY OF CADAPULT GRAPHIC SYSTEMS, INC.


      This list is prepared as of September 7, 2000, and lists the only subsidiary of Cadapult as of that date.


Name of Subsidiary                   State of Inc.
------------------                   -------------
Media Sciences, Inc.                 New Jersey